11(b) Consent of Independent Auditors

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the refernece to our firm under the captions "Condensed Financial Information" and "Other Information" in Post-Effective Amendment No. 10 under the Securities Act of 1933 and Amendment No. 11 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-99016) and related
Prospectus and Statement of Additional Information of Transamerica Variable Insurance Fund, Inc. and to the incorporation by reference therein of our report dated January 30, 1998, with respect to the financial statements and financial highlights of the Growth Portfolio of Transamerica Variable Insurance Fund, Inc. included in the Annual Report for the year ended December 31, 1997 with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

Los Angeles, California
December 11, 1998